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Exhibit (d)(2)

[Form of Notice to Stockholders who are Record Holders]

ARES CAPITAL CORPORATION

NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to [    •    ] Shares of Common Stock Issuable Upon Exercise of Transferable Rights

        Enclosed for your consideration is a prospectus, dated March [    •    ], 2008 (the "Prospectus"), relating to the offering by Ares Capital Corporation (the "Company") of transferable rights to subscribe for shares of the Company's common stock, par value $0.001 per share ("Common Stock"), by stockholders of record ("Record Date Stockholders") as of 5:00 p.m., New York City time, on March [    •    ], 2008 (the "Record Date").

        Pursuant to the offering, the Company is issuing rights to subscribe for up to [    •    ] shares of its Common Stock, on the terms and subject to the conditions described in the Prospectus. The rights may be exercised at any time during the subscription period, which commences on the Record Date and ends at 5:00 p.m., New York City time, on [    •    ], 2008, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The rights are transferable and are listed for trading on The NASDAQ Global Select Market under the symbol "ARCCR" until the trading day immediately prior to the Expiration Date. The Company reserves the right to terminate the offering prior to delivery of Common Stock if the Subscription Price (as defined below) is less than [    •    ]% of the net asset value attributable to a share of Common Stock disclosed in the most recent periodic report filed by the Company with the Securities & Exchange Commission.

        As described in the Prospectus, Record Date Stockholders will receive one right for each three shares of Common Stock owned on the Record Date. The Company will not issue fractional rights. The rights entitle the holders to purchase one new share of Common Stock for every right held, which is referred to as the "Basic Subscription." The subscription price per share (the "Subscription Price") will be [    •    ]% of the volume-weighted average of the sales prices of the Company's shares of Common Stock on The NASDAQ Global Select Market for the [    •    ] consecutive trading days ending on the Expiration Date. Because the Subscription Price will be determined on the Expiration Date, rights holders who elect to exercise their rights will not know the Subscription Price at the time they exercise such rights. As a result, the Company is requiring that a rights holder deliver the estimated Subscription Price of $[    •    ] per share in connection with the exercise of any rights pursuant to the Basic Subscription.

        If any shares of Common Stock available for purchase in the offering are not subscribed for by rights holders pursuant to the Basic Subscription ("Remaining Shares"), a Record Date Stockholder that has exercised fully its rights pursuant to the Basic Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. In addition, any rights holder other than a Record Date Stockholder who exercises rights is entitled to subscribe for any Remaining Shares that are not otherwise subscribed for by Record Date Stockholders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the "Over-Subscription Privilege." For the reasons noted above, the Company is requiring that rights holders deliver the estimated Subscription Price in connection with the exercise of any Over-Subscription Privilege.

        The rights will be evidenced by subscription certificates (the "Subscription Certificates").

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated March [    •    ], 2008;

  2.
  Subscription Certificate; and

  3.
  A return envelope, addressed to Computershare Trust Company, N.A. (the "Subscription Agent").

        Your prompt attention is requested. To exercise rights, you should complete and sign the Subscription Certificate and forward it, with payment of the estimated Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription and the Over-Subscription Privilege to the Subscription Agent, as indicated on the Subscription Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

        You will have no right to rescind your subscription after receipt of your payment of the estimated Subscription Price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (866) 203-9356.

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  Exhibit (d)(2)